EXHIBIT 99.1

FOR IMMEDIATE RELEASE                        CONTACT:           Tom Pearson
                                                                (610) 407-9260

                                                                Kathy Lawton
                                                                (617) 621-2345

              ARIAD ANNOUNCES NEW USE OF ITS LEAD ANTI-CANCER DRUG DELIVERED IN CORONARY STENTS FOR TREATMENT OF CORONARY ARTERY DISEASE

               Invited Presentation at Drug-delivery Stent Summit

Cambridge, MA, September 26, 2002 -- ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that it has initiated studies of one class of its lead anti-cancer drugs for use in a newly emerging medical technology - drug-delivery stents - to reduce reblockage of coronary arteries following coronary angioplasty and stenting.

These findings are being presented in an invited lecture by Tim Clackson, Ph. D., senior vice president, science and technology of ARIAD, at the annual Transcatheter Cardiovascular Therapeutics meeting being held this week in Washington, D.C.

ARIAD has pioneered the discovery and development of inhibitors of the protein mTOR (also known as sirolimus analogs), which block the proliferation and migration of vascular smooth muscle cells - the primary cause of narrowing and reblockage of injured coronary arteries. ARIAD's lead mTOR inhibitor, AP23573, blocks cancer cell growth and proliferation and is in pre-IND development for the treatment of cancer.

"The development of drug-delivery stents incorporating one of our proprietary sirolimus analogs represents a major opportunity for us," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "Because of the potency of our mTOR inhibitors and the availability of a clinical candidate for this application, we are in active discussions with potential commercial partners that could open up this market for us."

Coronary stents are wire-mesh scaffolds that are inserted into opened arteries to prevent reblockage of the vessel. Approximately two million stents are implanted yearly, close to half of them in the United States. While stenting reduces the incidence of reblockage, scar tissue often forms around the stent and reblocks the artery. This is estimated to occur in 20 to 30 percent of patients who receive stents that do not release drugs to prevent reblockage.

Recent clinical trials found extremely low reblockage rates in patients treated with stents that deliver sirolimus itself. If ongoing clinical trials with such stents confirm these clinical results, stents that deliver drugs are likely to become the next-generation standard-of-care for patients with coronary artery disease. In that case, drug-delivery stents have been estimated to increase the worldwide stent market from approximately $2 billion per year to as much as $5 billion annually.

Further information about the annual Transcatheter Cardiovascular Therapeutics meeting is available on the web at http://www.tctmd.com.

ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and blood diseases and has seven product candidates in development. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.

Additional information about ARIAD can be found on the web at http://www.ariad.com.

Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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